AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
January 31, 2007

REGISTRATION NO. ________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

PACIFIC COPPER CORP.
(Name of small business issuer in its charter)

DELAWARE	1000	98-0504006
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

PACIFIC COPPER CORP.
1226 White Oaks Blvd., Suite 10A
Oakville, Ontario L6H 2B9
Telephone: 905-845-1839
FAX: 1-866-786-6415
(Name, address, including zip code, and
telephone number, including
area code, of agent for service)

Copies of communications to:

Jonathan H. Gardner
Kavinoky Cook LLP
726 Exchange Street; Suite 800
Buffalo, New York 14210

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE:

Title Of Each Class Of Securities To Be Registered	Amount to be registered	Proposed Maximum offering price per share (2)	Proposed Maximum aggregate offering price (2)	Amount of Registration Fee

Common Stock, par value $0.0001 per Share, (1)	11,305,487	$0.50	$5,652.744	$605.00
Total	11,305,487	$0.50	$5,652.744	$605.00

(1) This Registration Statement covers the re-sale by certain of the selling shareholders listed in this Registration Statement of up to 11,305,487 common shares of the Company.

(2) The offering price with respect to Shares has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(C). This price is not an indication of value nor has it been established by any recognized methodology for deriving the value of the Shares

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PACIFIC COPPER CORP.

11,305,487 SHARES OF COMMON STOCK TO BE SOLD BY THE
SELLING STOCKHOLDERS

The selling shareholders named in this prospectus (the “Selling Shareholders”) are offering up to 11,305,487 shares of the common stock of Pacific Copper Corp., a Delaware corporation (“Pacific Copper” or the “Company”), par value $0.0001 per share (the “Shares”).

No public market exists for the Shares or any other security issued by Pacific Copper. Pacific Copper will undertake to include its Shares for trading on the Over-the-Counter (“OTC”) Bulletin Board, however, no assurance can be given that such market will be established. The selling shareholders may offer to sell the Shares being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any of the proceeds of the sale of Shares by the selling shareholders. We will pay all of the costs associated with this registration statement and prospectus. The selling shareholders will sell their shares at $0.50 per share until our securities are quoted on the OTC Bulletin Board or other specified market and thereafter at prevailing market prices or at privately negotiated prices. This price was chosen arbitrarily and should not be considered an estimation of value.

BEFORE BUYING THE SHARES OF COMMON STOCK, CAREFULLY READ THIS PROSPECTUS,
ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS. THE
PURCHASE OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. Neither the Company nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _________________, 2007.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities	22

How To Get More Information	22

Glossary	22

Index to Financial Statements	23

Financial Statements for the years ended October 31, 2006 and 2005 (audited)	F-1

Until ______________, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

PROSPECTUS SUMMARY

History and Business. Our name is Pacific Copper Corp. and we sometimes refer to ourselves in this prospectus as “Pacific Copper”, the Company or as “we,” “our,” or “us.” We are an exploration stage mining company. Our objective is to explore and, if warranted, develop our 114 mineral claims located in Okanogan County, Washington, as more fully described herein. Our head office is at 1135 Terminal Way, Suite 106, Reno, Nevada 89502 and our administration offices are at 1226 White Oaks Blvd., Oakville, Ontario Canada L6H 2B9. Our telephone number is 905-845-1839 and our fax numbers are 905-845-6415 or 1-866-786-6415.

Securities Being Offered. We have 17,975,932 shares of common stock, par value $0.0001 per share (“Shares”) issued and outstanding as of January 15, 2007. The Selling Shareholders are offering up to 11,305,487 Shares. Pacific Copper will undertake to include its Shares for trading on the Over-The-Counter Bulletin Board, however, no assurance can be given that such market will be established. The selling shareholders may offer to sell the Shares being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. There is no minimum number of shares that must be sold in this offering.

Risk Factors. You should read the “RISK FACTORS” section as well as the other cautionary statements throughout this prospectus so that you understand the risks associated with an investment in our securities. Any investment in our common stock should be considered a high-risk investment because of the nature of mineral exploration. Only investors who can afford to lose their entire investment should invest in these securities.

Use of Proceeds. The Selling Shareholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares by the Selling Shareholders. We are paying all of the expenses relating to the registration of the Selling Shareholders’ Shares, but we will not pay any commissions or expenses of the actual sale of the Shares.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, the audited FINANCIAL STATEMENTS OF PACIFIC COPPER CORP. for the years ended October 31, 2006 and 2005, including the notes thereto contained elsewhere in this Prospectus.

Consolidated Balance Sheet Data	As at October 31, 2006

Cash and Cash Equivalents	$378,979
Total Assets	$391,930
Liabilities	$68,383
Total Stockholders' Equity	$323,547

Consolidated Statement of Operations Data		For the one-year period ended October 31, 2006

Revenue from Operations	$	Nil
Other Income	$	Nil
Net Loss		$647,453

RISK FACTORS

1.	THE COMPANY HAS NO SOURCE OF OPERATING REVENUE AND EXPECTS TO INCUR SIGNIFICANT EXPENSES BEFORE ESTABLISHING AN OPERATING COMPANY, IF IT IS ABLE TO ESTABLISH AN OPERATING COMPANY AT ALL.

Currently, the Company has no source of revenue, limited working capital and no commitments to obtain additional financing. The Company will require significant additional working capital to carry out its exploration programs. The Company has no operating history upon which an evaluation of its future success or failure can be made. The ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	further exploration of our mineral properties and the results of that exploration;

-	raising the capital necessary to conduct this exploration; and

-
raising capital to develop our mineral properties, establish a mining operation, and operate this mine in a profitable manner, if any of these activities are warranted by the results of our exploration programs and a feasibility study.

Because the Company has no operating revenue, it expects to incur operating losses in future periods as it continues to spend funds to explore its mineral properties. Failure to raise the necessary capital to continue exploration could cause the Company to go out of business.

2.	IF THE COMPANY DEVELOPS MINERAL RESOURCES, THERE IS NO GUARANTEE THAT PRODUCTION WILL BE PROFITABLE.

Even if the Company finds mineral resources, there is no assurance that it will be able to mine them or that a mining operation would be profitable on any of its properties.

3.	THE COMPANY IS HIGHLY DEPENDENT UPON ITS OFFICERS AND DIRECTORS. BECAUSE OF THEIR INVOLVEMENT IN OTHER SIMILAR BUSINESSES WHICH MAY BE COMPETITORS, THEY MAY HAVE A CONFLICT OF INTEREST.

None of the Company’s officers or directors works for the Company on a full-time basis. There are no proposals or definitive arrangements to engage them on a full-time basis. Some of our directors are officers or directors of other companies in similar exploration businesses. Such business activities may be considered a conflict of interest because these individuals must continually make decisions on how much of their time they will allocate to the Company as against their other business projects, which may be competitive. Also, the Company has no key man life insurance policy on any of its senior management or directors. The loss of one or more of these officers or directors could adversely affect the ability of the Company to carry on business.

4.	THE COMPANY COULD ENCOUNTER REGULATORY AND PERMITTING DELAYS.

The Company could face delays in obtaining permits to operate on the property covered by the claims. Such delays could jeopardize financing, if any is available, which could result in having to delay or abandon work on some or all of the mineral properties.

5.	THERE ARE PENNY STOCK SECURITIES LAW CONSIDERATIONS THAT COULD LIMIT YOUR ABILITY TO SELL YOUR SHARES.

Our common stock is considered a "penny stock" and the sale of our stock by you will be subject to the "penny stock rules" of the Securities and Exchange Commission. The penny stock rules require broker-dealers to take steps before making any penny stock trades in customer accounts. As a result, the market for our shares could be illiquid and there could be delays in the trading of our stock which would negatively affect your ability to sell your shares and could negatively affect the trading price of your shares.

DETERMINATION OF OFFERING PRICE

The offering price has been estimated solely for the purpose of calculating the registration fee payable to the Securities and Exchange Commission in connection with this prospectus. The offering price is not an indication of value nor has it been established by any recognized methodology for deriving the value of the Shares. The selling shareholders will sell their shares at $0.50 per share until our securities are quoted on the OTC Bulletin Board or other specified market and thereafter at prevailing market prices or at privately negotiated prices. This price was chosen arbitrarily and should not be considered an estimation of value.

DILUTION

We will likely be required to issue more common stock from treasury in order to raise additional capital. If common stock is issued to raise additional capital, it will result in the dilution of the existing shareholders.

DESCRIPTION OF BUSINESS

We are an exploration stage company. Our objective is to explore and, if warranted and feasible, to develop our interest in our mineral claims located in Okanogan County, Washington State (which we refer to herein collectively as the “Mazama Claims” or the “Properties”). There is no assurance that commercially viable mineral deposits exist on any of our mineral claims and further exploration will be required before a final evaluation as to economic feasibility is determined.

PROPERTIES

Property Location and Description

Please note that the Glossary at the end of this Prospectus contains definitions for certain geological and other specialized terms used in this section. Where appropriate, these definitions have been incorporated in the text of this section.

We refer to our claims, as further described below, collectively as the “Mazama Claims.” The Mazama Claims are located in the County of Okanogan, Washington State in the Methow Valley of north-central Washington, 110 miles northeast of Seattle and 13 miles northwest of Winthrop. The surface area of the Mazama Claims is about 1,200 feet above the Methow Valley floor. Access is by well maintained paved and gravel roads from Highway 20.

Beginning in 1963, seven companies successively explored the area containing the Mazama Claims for copper, molybdenum, and gold mineralization. Mineralization occurs in and around the Fawn Peak complex of the Mazama Claims area. The highest copper grades occur in a well fractured block of intrusive and adjacent volcanic rock. Two peripheral mineral veins abutting the copper deposit were explored or mined in the early nineteen hundreds. Our information about this early exploration is from publicly available records.

The Mazama Claims are listed below:

Claim Name	Claim Number	BLM Number
FAWN 1 - 36	3095085 - 3095120	ORMC 160162 -160197
CU 1 - 42	3095121 - 3095162	ORMC 160120 - 160161

In addition, we recently staked an additional thirty-six claims that are contiguous to the above claims. The staked Claims are listed below:

Claim Name	Claim Number	BLM Number
PACIFIC 1-36	3111416-3111459

We have a total of 114 claims.

Property Acquisition Agreement

The Company entered into an Asset Purchase Agreement with Multi Metals Mining Corp. (“Multi-Metals”) and certain individuals (the “Asset Purchase Agreement”) as of September 15, 2006 for the purchase of a 100% interest in the Mazama Claims then held by Multi Metals. The rights in the Mazama Claims were conveyed by Multi Metals, as record holder of the Claims in trust for the benefit of individuals who also were parties to the Asset Purchase Agreement. The total purchase price for the Claims was $500,000, payable by the issuance and delivery of 5,000,000 common shares of the Company. Pursuant to the Asset Purchase Agreement, the Company received standard representations and warranties that the Claims were free and clear of all liens and encumbrances and were in good standing as registered with the United States Department of the Interior - Bureau of Land Management.

Drilling Agreement

Pursuant to an agreement dated September 10, 2006, Larry Sostad was engaged to manage the Preliminary Exploration on the Mazama Property. Larry and his son Andrew are both shareholders of the Company.

The Company entered into a Drilling Agreement on October 5, 2006 with Kendrick Drilling Services (“Kendrick”), a company based in British Columbia, Canada, to diamond drill no less than 1,500 feet on the Mazama Claims with targets to be selected by the Company. The Company and Kendrick will agree upon the date of commencement of the drilling and Kendrick agreed that the work covered under the Agreement will continue with reasonable diligence until completed. Pursuant to the agreement Kendrick will receive an hourly rate of $40.00 and additional amounts based upon the depth of the drilling. The total cost is not expected to exceed $60,000.00. Kendrick is required to keep all drilling results confidential. Neither Kendrick nor any of its principals are related to the Company.

Further Exploration

The Company does not have sufficient capital to undertake extensive exploration activities as of the date of this prospectus beyond the drilling described above. We will endeavor to obtain additional investment to fund these activities. The Company’s objective will be to verify the previously reported copper ore body. This will require more diamond drilling geophysics, surface exploration and metallurgical testing. Work is underway to assemble all historical data and reproduce this in a new report and recommend the program required for the verification referred to above.

Regulations Governing Mining in Washington State

All exploration and mining in Washington is carried out under laws and regulations established by the Federal Bureau of Land Management (“BLM”) and, in some circumstances, the local county or municipality where the claims are located. The BLM administers public lands according to applicable law which includes the Federal Land Policy and Management Act of 1976 (the “FLPMA”). All BLM policies, procedures and management actions must be consistent with the FLPMA. Applicable regulations cover, among other things, exploration work where the surface is disturbed, all types of underground mining, air and water quality, use of ground water from wells, rivers, ponds and lakes, waste management, protection of the environment wildlife and historical sites, road building and discharge and disposal of all materials from mining operations.

Government Requirements for Maintenance of Claims

A claim holder is required to pay an annual fee of $125.00 per claim to the BLM on or before August 31 of each year to maintain the claim.

Government Permitting

The BLM and Department of Forestry issue permits required for exploration and mining in the State of Washington.

FISCAL YEAR

Our fiscal year end is October 31.

TRANSFER AGENT

Our Transfer Agent and Registrar for the Common Stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

EMPLOYEES

We have no full-time employees. We rely primarily upon consultants to accomplish our administration and exploration activities. We are not subject to a union labor contract or collective bargaining agreement. Management services are provided by our executive officers on an "as-needed" basis. We have no employment agreement with any of our officers and directors and we carry no key-man life insurance. We pay a consulting fee of $7,500 per month to Medallion Capital Corp., a company controlled by the Company’s Corporate Secretary, Stafford Kelley. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

STOCK OPTION PLAN

On August 8, 2006, we adopted the 2006 Stock Option Plan (the "Plan") under which our officers, directors, consultants, advisors and employees may receive stock options. The aggregate number of shares of common stock that may be issued under the plan is 5,000,000. The purpose of the Plan is to assist us in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors, and employees of Pacific Copper who contribute to our success, and to achieve long-term objectives that will inure to the benefit of all shareholders through the additional incentive inherent in the ownership of our common stock. Options granted under the plan will be either "incentive stock options", intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as from time to time amended (the "Code") or "unqualified stock options". For the purposes of the Plan, the term "subsidiary" shall mean “Subsidiary Corporation,” as such term is defined in section 424(f) of the Code, and "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

The Plan will be administered by the Board of Directors who will set the terms under which options are granted. No options have been granted under the Plan as of the date of this prospectus.

COMPETITION

There is aggressive competition within the industry to discover and acquire properties considered to have commercial potential. We compete for the opportunity to participate in promising exploration projects with other entities, many of which have greater resources than we do. In addition, we compete with others in efforts to obtain financing to explore and develop mineral properties.

HISTORY

We were incorporated in the State of Delaware on May 18, 1999 under the name, "Gate-1 Financial, Inc.” Our then sole shareholder formed the Company in order to pursue a proposed investment and business combination with Aerogame Inc., a company that had developed a mobile hand-held computer device that enabled users to play gambling games on airplanes. The transaction did not proceed and the Company did not have any business activity until June of 2006 when the Company was approached by persons who owned or controlled mineral property claims in Washington State. On August 17, 2006, we changed our name to “Pacific Copper Corp.” In September of 2006, the Company entered into an asset purchase agreement pursuant to which it acquired its Properties in Washington State. The Properties and the asset purchase agreement are described in the section of this prospectus entitled, “PROPERTIES.” William G. Timmins, M. Elden Schorn, Donald G. Padgett, Todd D. Montgomery and Brent Walter each were appointed to fill vacancies on the Company’s board of directors on August 28, 2006.

Private Placements

The Company completed private placements of common stock at $0.10 per share in September, October and November of 2006 and January of 2007 with the following investors:

Name	Shares	Date Issued
Agosto Corporation Limited	2,500,000	September 2006
Andrew Sostad	100,000	October 2006
J.L. Guerra, Jr.	500,000	October 2006
Janet Shuttleworth	60,000	October 2006
Randall Pow	100,000	October 2006
James Baglot	200,000	October 2006
Terence Shorn	100,000	October 2006
Michael Parker	100,000	October 2006
Monita Faris	50,000	October 2006
Steve McGuire	300,000	October 2006
NBCN Clearing Inc. ITF Sheldon Inwentash	400,000	October, 2006
MB Pics Capital Corporation	300,000	October 2006
Mark Spencer	300,000	November 2006
Topel Capital Ltd.	300,000	November 2006
Rakesh Malhotra	60,000	January, 2007

All these shares were issued subject to a Lock Up Agreement dated October 20, 2006, which provides that: (i) up to 25% of each such shareholder’s shares may be re-sold when the registration statement of which this prospectus is a part becomes effective, (ii) an additional 25% of each such shareholder’s shares may be sold following the date that is six months from the date of effectiveness of the registration statement of which this prospectus forms a part, (iii) an additional 25% may be sold following the date that is twelve months from the date of effectiveness of the registration statement of which this prospectus forms a part and (iv) up to 25% of each such shareholder’s shares may be sold following the date that is eighteen months from the date of effectiveness of the registration statement of which this prospectus forms a part.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

PLAN OF OPERATIONS

We will require additional capital to implement development of our Properties and to bring the Properties into production if such operations are warranted based upon further exploration. We expect to raise additional capital through a public offering, private placements of our securities or through loans or some combination of the foregoing.

Discussion of Operations & Financial Condition
Twelve months ended October 31, 2006

Pacific Copper Corp. has no source of revenue and we continue to operate at a loss. We expect our operating losses to continue for so long as we remain in an exploration stage and perhaps thereafter. As at October 31, 2006, we had accumulated losses of $657,374. Our ability to emerge from the exploration stage and conduct mining operations is dependent, in large part, upon our raising additional equity financing.

The Company’s major endeavor over the year ended October 31, 2006 has been its effort to raise capital through private placements of its securities to cover administrative costs and its successful acquisition of the mineral claims located in the county of Okanogan, State of Washington referred to herein as the “Mazama Claims” or the “Properties”.

Having acquired the Mazama Claims, we are now moving forward to evaluate the financial needs to explore the properties and to implement exploration programs.

SELECTED ANNUAL INFORMATION

	Year ended October 31, 2006	Year ended October 31, 2005

Revenues	Nil		Nil
Net Loss	$647,453		$1,178
Loss per share-basic and diluted	$(0.08)		$(0.00)
Total Assets	$391,930	$	Nil
Total Liabilities	$68,383	$	Nil
Cash dividends declared per share	Nil		Nil

The total assets for the year ended October 31, 2006 includes cash and cash equivalents of $378,979, prepaid expenses of $11,819 and capital assets of $1,132. For the year ended October 31, 2005, total assets included cash and cash equivalents of $Nil, prepaid expenses of $Nil, and capital assets of $Nil. The current assets increased significantly from $Nil on October 31, 2005 to $390,798 on October 31, 2006. The increase in current assets arose as the Company received funds on the private placement of common shares for a total cash consideration of $471,000 during the year ended October 31, 2006.

Revenues

No revenue was generated by the Company’s operations during the years ended October 31, 2006 and October 31, 2005.

Net Loss

The Company’s expenses are reflected in the Statements of Operation under the category of Expenses. To meet the criteria of United States generally accepted accounting principles (“GAAP”), all mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, will be capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of a proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

The significant components of expense that have contributed to the total operating expense are discussed below.

(a) General and Administrative Expense

Included in operating expenses for the year ended October 31, 2006 is general and administrative expense of $54,741, as compared with $1,178 for the year ended October 31, 2005. General and administrative expense represents approximately 8.5% of the total operating expense for the year ended October 31, 2006 and 100% of the total operating expense for the year ended October 31, 2005. General and administrative expense increased by $53,563 in the current year, compared to the prior year. The increase in this expense is mainly due to the professional, consulting, office and general and other miscellaneous costs incurred during the year ended October 31, 2006.

(b) Project Expense

Included in operating expenses for the year ended October 31, 2006 is project expenses of $592,712 as compared with $nil for the year ended October 31, 2005. Project expense is the most significant expense and it represents approximately 91.5 % of the total operating expense for the year ended October 31, 2006.

The most significant component of this expense was the Company’s issuance of 5,000,000 common shares to purchase its rights in the Mazama Claims from Multi Metals Mining Inc., a Nevada Corporation which held these rights in trust for the benefit of certain individuals. The total consideration of $500,000 calculated at $0.10 per common share has been expensed to the income statement as Project expenses.

Liquidity and Capital Resources

The following table summarizes the company’s cash flows and cash in hand:

	Year ended October 31, 2006	Year ended October 31, 2005

Cash and cash equivalent	$378,979	$	nil
Working capital	$322,415	$	nil
Cash used in operating activities	$(90,889)	$	nil
Cash used in investing activities	$(1,132)	$	nil
Cash provided by financing activities	$471,000	$	nil

As at October 31, 2006 the Company had working capital of $323,547 as compared to nil as of October 31, 2005. During the year ended October 31, 2006 the Company raised $471,000 by issuing common shares for cash and invested $1,132 in acquisition of equipment.

The capital assets of the Company as of October 31, 2006 were $1,178.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations

SFAS NO. 123R- In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("FAS 123R"), which revised FAS 123 "Accounting for Stock-Based Compensation". FAS 123R requires measurement and recognition of the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide service in exchange for such award. Implementation is required as of the first interim or annual reporting period that begins after December 15, 2005 for public entities that file as small business issuers. Management has not issued any stock options.

In March 2006, the FASB issued Statement No. 156, "Accounting for Servicing of Financial Assets", an amendment of FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. Management does not anticipate this Statement will impact the Company’s financial position or results of operations and cash flows.

In February 2006, the FASB issued Statement No. 155, "Accounting for Certain Hybrid Financial Instruments", an amendment of FASB Statement No.133, "Accounting for Derivative Instruments and Hedging Activities" and FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement permits fair value re measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Management does not anticipate this Statement will impact the Company's financial position or results of operations and cash flows.

FASB Statement No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after December 15, 2005. Management does not anticipate this statement will impact the Company's financial position or results of operations and cash flows.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements, the reported amount of revenues and expenses during the reporting period and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments. To the extent actual results differ from those estimates, our future results of operations may be affected. Besides this critical accounting policy on use of estimates, we believe the following critical accounting policy affects the preparation of our financial statements.

Acquisition, Exploration and Evaluation Expenditures

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company’s proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Off-Balance Sheet Arrangement

The Company had no off- balance sheet deposits as of October 31, 2006 and October 31, 2005.

CASH REQUIREMENTS

We have projected General and Administration expenses of $279,690 over the next twelve months which includes all costs of maintaining our mineral claims. We plan to raise capital to conduct sufficient work on the Mazama claim groups to verify historical reports of mineral discoveries.

Contractual Obligations and Commercial Commitments

The Company has entered into a contract with Medallion Capital Corp., an Ontario, Canada corporation (“Medallion”) for consulting services commencing September 1, 2006, at a rate of $7,500 per month. Medallion provides comprehensive management and corporate records keeping services for the Company. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

The Company entered into an Asset Purchase Agreement with Multi Metals Mining Corp. (“Multi Metals”) and certain individuals (the “Asset Purchase Agreement”) as of September 15, 2006 for the purchase of a 100% interest in the Mazama Claims then held by Multi Metals. The rights in the Mazama Claims were conveyed by Multi Metals, as record holder of the Claims in trust for the individuals who also were parties to the Asset Purchase Agreement. The total purchase price for the Claims was $500,000, payable by the issuance and delivery of 5,000,000 common shares of the Company. Pursuant to the Asset Purchase Agreement, the Company received standard representations and warranties that the Claims were free and clear of all liens and encumbrances and were in good standing as registered with the United States Department of the Interior Bureau of Land Management.

Pursuant to an agreement dated September 10, 2006, Larry Sostad was engaged to manage the Preliminary Exploration on the Mazama Property. Mr. Sostad and his son are shareholders of the Company.

The Company entered into a Drilling Agreement on October 5, 2006, with Kendrick Drilling Services (“Kendrick”), a company based in British Columbia, Canada, to diamond drill no less than 1,500 feet upon Mazama Claims selected by the Company. The Company and Kendrick will agree upon the date of commencement of the drilling, and Kendrick agreed that the work covered under the Agreement will continue with reasonable diligence until competed. Pursuant to the agreement, Kendrick will receive an hourly rate of $40.00 and additional amounts based upon the depth of the drilling. The total cost of the drilling is not expected to exceed $60,000.00. Kendrick is required to keep all drilling results confidential. Neither Kendrick nor any of its principals are related to the Company.

We expect to contract with independent contractors in the foreseeable future to do all work on the Mazama Claims until we have discovered a commercial ore body or, if we do not discover a commercial ore body, we abandon the property. We have no employees. We anticipate that we will require substantial financing in order to proceed with our plan of exploration for an economic ore body. We presently do not have any commitments in place to finance this exploration and there is no assurance that the necessary financing will be obtained. If we are unable to secure new financing, then we will not be able to carry out the required exploration and may not be able to maintain our interest in the Properties.

DISCLOSURE CONTROLS AND PROCEDURES

In connection with our compliance with securities laws and rules, our Corporate Secretary evaluated our disclosure controls and procedures on October 31, 2006. He has concluded that our disclosure controls and procedures are effective. There have been no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of the date of this prospectus, there are 17,975,932 shares of common stock outstanding, held by 565 shareholders of record. We are registering a total of 11,305,487 shares of our common stock in this prospectus, which will be available for sale when this prospectus becomes effective. Of the shares covered by this prospectus, 11,305,487 are subject to a Lock Up Agreement providing that up to 25% of the shares may be re-sold when the registration statement becomes effective, 25% may be re-sold six months from the date of effectiveness, 25% may be re-sold twelve months from the date of effectiveness and 25% may be re-sold eighteen months from the date of effectiveness. Each subscriber will be issued four certificates for the shares subscribed for and three of those certificates will be legended to reflect the forgoing restrictions on re-sale.

We have outstanding 6,670,445 shares of common stock, not covered by this prospectus that have been held by their respective holders for less than one year and are considered “restricted” stock under Rule 144 and which cannot be freely re-sold by their holders as of the date of this prospectus but which may be freely re-sold at a future date. Of that amount 1,600,000 shares of common stock (8.9% of the outstanding shares) are held by officers and directors of Pacific Copper and may be re-sold in the future subject to the volume restrictions imposed by Rule 144 upon affiliates of issuers. Other than the shares covered by this prospectus, we have not agreed to register any of our securities under the Securities Act for sale by shareholders. To date we have not paid any dividends on our common stock and we do not expect to declare or pay any dividends on our common stock in the foreseeable future. Payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by the Board of Directors.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Board of Directors

The following persons are Directors of Pacific Copper as of August 28, 2006. Each Director will serve until the next meeting of shareholders or until replaced.

Todd D. Montgomery	President and CEO and Director

Donald G. Padgett	Director

William Timmins	Director

Brent Walter	Director

M. Elden Schorn	Director

Todd Montgomery - President, Chief Executive Officer, Director

Mr. Montgomery is the founder and President and CEO of Anglo Minerals Ltd., a mining company whose shares trade on the TSXV Exchange under the symbol ALM-VN. Mr. Montgomery founded Anglo Minerals Ltd. in 1994. In 1999, Mr. Montgomery founded and served as President and Chief Operating Officer of SynEnco Energy Inc., an oil sands development corporation. Prior to 1999, Mr. Montgomery acted as an independent mining consultant and served as a director and officer of a number of private and public corporations. He is 40 years old.

Brent Walter, Director

Mr. Walter received a LLB degree from the University of Saskatchewan in 1990. Since July 2004, he has been a lawyer with the firm, ProVenture Law LLP in Calgary, Alberta, and practices primarily in the areas of securities and corporate/commercial law. Prior to joining ProVenture Law LLP, he practiced with Phillips Sevalrud LLP in Calgary, Alberta. Mr. Walter currently serves as a director and officer of a number of public and private corporations, including Mystique Energy Inc. (TSXV), Anglo Minerals Ltd. (TSXV), AgriTec Systems, Inc. (TSXV) and Festino Venture Corp. (TSXV), and is a member of the audit committees for Mystique Energy Inc. and Anglo Minerals Ltd. He is a member of the Law Societies of Alberta and Saskatchewan (inactive), as well as the Canadian Bar Association. Mr. Walter is 41 years old.

Donald G. Padgett, Director

Mr. Padgett is an experienced merchant banker. He held senior positions in the Canadian investment banking industry from 1981 to 1997. He was a senior member of the corporate finance group and managing director of the Institutional Real Estate Group at Burns Fry Ltd. (now BMO Nesbitt Burns). There he was responsible for group profit performance with emphasis on IPO transactions. Mr. Padgett managed, or co-managed, participation in a number of international restructurings including those of Olympia and York, Royal Trustco, Trizec and Campeau Corporation. From 1995 to 1997, he served as managing director of Canaccord Capital Corporation's Vancouver based investment banking group and served as a member of the executive committee, charged with establishing overall strategy and corporate direction.

From 1997 until the present, Mr. Padgett has provided services to a number of start-up and small-cap companies. He is a founding shareholder, director and officer of Tsar Emerald Corporation (2003 to present), a director of War Eagle Mining Company Inc., a publicly traded corporation currently redeveloping a zinc and germanium mine in Mexico (2005 to present) and a former director of Oil Sands Quest, the private operating subsidiary of CanWest Petroleum Corp. (with a market cap exceeding US$1.0 billion). Additionally, Mr. Padgett is the founder of both 1091096 Ontario Inc., a private investment holding company (1994 to present), and Graylin Capital, a privately owned regional merchant banking concern (1998 to present). Graylin’s activities included international corporate finance advisory assignments in Europe, Cuba, Panama and Canada and due diligence assignments in the U.S., UK and West Africa. Mr. Padgett holds a law degree (Dalhousie University), an MBA (McMaster University) and a BSc (University of Toronto). Mr. Padgett is 54 years old.

William Timmins, Director

Mr. Timmins has been a Director of Oilsands Quest since November 2004. Mr. Timmins has also served as Director and Corporate Secretary of CanWest Petroleum Corporation since July 1998. Through his private company, WGT Consultants Ltd. he has been a geological consultant for numerous mining companies in Canada, the United States, Central and South America, Australia and New Zealand. Mr. Timmins is 69 years old.

M. Elden Schorn, Director

Mr. Schorn held senior positions in the Federal and Provincial Governments in Canada in the areas of social, education and economic program delivery and in environmental regulation. Prior to leaving government in 1996, he held the positions of Consul, Senior Investment Advisor, Government of Canada at the Canadian Consulate in New York, New York, British Columbia Administrator Northern Pipeline Agency, Director General Western Diversification Canada, Assistant to the Assistant deputy ministry of Indian Affairs and Northern Division, Executive Director Northern Development Government of Alberta, Director Indian Education Alberta for the Federal Government and Manager Oil and Gas development in the North-West. In addition, Mr. Schorn has had ten years in the private sector in socio-economic consulting, business management, and the structuring of project financing. Mr. Schorn is 67 years old.

Stafford Kelley, Secretary

Mr. Kelley has been operating businesses he controlled since 1948. He was actively involved in real estate and construction business until 1980 and was responsible for the development and financing of numerous major projects in the Burlington and Oakville area as well as other parts of Ontario and in Florida. Mr. Kelley spent a portion of his time during the 1960’s and 1970’s in sales and management, training and public speaking. In 1975, Mr. Kelley first became involved with publicly held companies that were in the business of exploring for gold. He has been an officer and director of several public companies and has participated in obtaining financing for these companies. In 1985, Mr. Kelley was responsible for the acquisition of an operating gold mine in Gunnison, Colorado. During this time Mr. Kelley was also responsible for the operation of a placer gold mine in Ely, Nevada. In 1988, Mr. Kelley participated in the development of a gold mine in Smither, British Columbia and a coal mine in Logan, West Virginia. He has managed numerous exploration projects in the United States and Canada. In 1993, Mr. Kelley founded Medallion Capital Corp. (“Medallion”), which specializes in assisting companies with process of re registering the re-sale of their securities and becoming a reporting issuer in the United States and in Canada. Medallion provides consulting services with respect to regular and periodic disclosure filings, financing, human resources, mergers and acquisitions and investor relations. Since its inception in 1993 and continuing to the present date, the operation of Medallion has been Mr. Kelley’s principal occupation. He was the founder of Yukon Gold Corporation, Inc. in 2002. Presently, he is Corporate Secretary of Pacific Copper and Silver Reserve Corp. Mr. Kelley is 74 years old.

George Orr, C.A., Chief Financial Officer

Mr. Orr is the Company’s Chief Financial Officer. Mr. Orr is a self-employed Chartered Accountant with over fifteen years of accounting and consulting experience in private and public company administration, governance, audit procedures and reporting requirements. In July of 2005, he was appointed Secretary and a director, and in November 2005, he was appointed Chief Financial Officer of Valcent Products Inc. In December of 2006, Mr. Orr was appointed a director, Chief Financial Officer and Secretary of Brocklin Capital Corporation. Mr. Orr is presently the Chief Financial Officer of Pacific Copper Corp. Mr. Orr holds a Bachelor of Commerce from St. Mary’s University, Halifax. Mr. Orr is 45 years old.

EXECUTIVE COMPENSATION

Except for services provided by entities owned by some of our Officers and Directors as more particularly described in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” herein, no officer or director has received any other remuneration from us, directly or indirectly, since our inception. Although we have no compensation plan in existence, it is possible that we will adopt such a plan in the future to pay or accrue compensation to our officers and directors for services related to the operation of our business. Although we have no retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, it is possible that we will adopt such a plan in the future. Although we have no employment contract or compensatory plan or arrangement with any of our directors, it is possible that we will adopt such a plan in the future. We have a Stock Option Plan described herein under the heading STOCK OPTION PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have 17,975,932 shares of common stock issued and outstanding as of January 15, 2007. We have included in the table below the number of common shares of Pacific Copper held by the officers and directors of Pacific Copper. The last column of the table below reflects the voting rights of each officer and/or director as a percentage of the total voting shares.

Name and Address	Number of Shares	Percentage
Of Beneficial Owner	of Common Stock	Class Held

Todd D. Montgomery	600,000	3.34% of Common Shares
President and CEO
1025 Grayson Cres.
Moose Jaw, SASK S6H 4N7

Brent J. Walter	200,000	1.11% of Common Shares
2417 - 32nd Avenue SW
Calgary, AB T2T 1X4

William (Bill) G. Timmins	500,000	2.78% of Common Shares
#3 - 950 Lanfranco Rd.
Kelowna, B.C. V1W 3W8

M. Elden Schorn	100,000	0.56% of Common Shares
Suite 1247 - 235 Keith Rd.
West Vancouver, B.C. V7T 1L5

Stafford Kelley, Corporate Secretary	200,000	1.11% of Common Shares
146 Trelawn Avenue
Oakville, ON L6J 2R4

TOTAL	1,600,000	8.90% of Common Shares

As a group management and the directors own or control 8.90% of the issued and outstanding shares of Pacific Copper.

Agosto Corporation Limited, based in St. James, Barbados, BVI and controlled by Gordon Murphy, a resident of Barbados, BVI, owns approximately 26% of the outstanding shares of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Medallion Capital Corp., an Ontario, Canada Corporation (“Medallion”) provides office space, secretarial services, accounting services and other administrative services to Pacific Copper pursuant to a Consulting Services Agreement with the Company dated September 1, 2006. Medallion is wholly owned by its President, Stafford Kelley. Stafford Kelley is the Corporate Secretary of Pacific Copper. Under the terms of this Consulting Agreement, Medallion is responsible for the following items:

(a)	prepare all necessary documents and other information required in connection with registration and listing of the shares;

(b)	complete a due diligence and valuation review of Pacific Copper in connection with the registration of shares;

(c)	advise Pacific Copper regarding financial planning and corporate development;

(d)	prepare or cause to be prepared a Business Plan and public relations materials for Pacific Copper;

(e)	prepare agreements for financing and other contracts and obtain the company's legal counsel’s approval of such agreements or contracts prior to execution; and

(f)	Carry out management and corporate record keeping functions.

Pursuant to the Consulting Agreement, Medallion receives $7,500.00 per month and had received a total of $7,500.00 as of October 31, 2006 in connection with its provision of the above services. Medallion also receives reimbursement for certain costs, including specified office expenses, equipment and supplies which totaled $5,692.44 at October 31, 2006. The above amounts do not include accruals.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We were incorporated in the State of Delaware on May 18, 1999 under the name, "Gate-1 Financial, Inc.” Our then sole shareholder formed the Company in order to pursue a proposed investment and business combination with Aerogame Inc., a company that had developed a mobile hand-held computer device that enabled users to play gambling games on airplanes. The transaction did not proceed and the Company did not have any business activity until June of 2006 when the Company was approached by persons who owned or controlled mineral property claims in Washington State. On August 17, 2006, we changed our name to “Pacific Copper Corp.” In September of 2006, the Company entered into an asset purchase agreement pursuant to which it acquired its Properties in Washington State. The Properties and the asset purchase agreement are described in the section of this prospectus entitled, “PROPERTIES.” William G. Timmins, M. Elden Schorn, Donald G. Padgett, Todd D. Montgomery and Brent Walter each were appointed to fill vacancies on the Company’s board of directors on August 28, 2006.

All transactions with related parties are described in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” above.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our common stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation as amended, our Bylaws and by the applicable provisions of the State of Delaware law. Our authorized capital stock consists of 200,000,000 shares of Common Stock having a par value of $0.0001 per share and 50,000,000 shares of preferred stock having a par value of $0.0001 per share. None of the preferred shares have been issued as of the date of this prospectus. There is no cumulative voting for the election of directors. There are no preemptive rights to purchase shares. The holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters presented to the shareholders for a vote. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to shareholders after payment of all creditors. All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that our unissued shares of common stock are subsequently issued, the relative interests of existing shareholders will be diluted.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered hereunder by the selling shareholders. We will not pay any commissions or any of the expenses of the selling shareholders related to the sale of these shares.

DETERMINATION OF OFFERING PRICE

The offering price has been estimated solely for the purpose of calculating the registration fee payable to the Securities and Exchange Commission in connection with this prospectus. The offering price is not an indication of value nor has it been established by any recognized methodology for deriving the value of the Shares. The selling shareholders will sell their shares at US$0.50 per share until our securities are quoted on the OTC Bulletin Board or other specified market and thereafter at prevailing market prices or at privately negotiated prices. This price was chosen arbitrarily and should not be considered an estimation of value.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

The registration statement, of which this prospectus forms a part, relates to our registration, for the account of the Selling Shareholders listed below, of an aggregate of 11,305,487 shares of common stock.

The sale of the Selling Shareholders' Shares by the Selling Shareholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling shareholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling shareholders' shares, a combination of these methods of sale, or otherwise. Sales may be made at market prices prevailing at the time of sale, or at negotiated prices. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. We will file a post-effective amendment to our registration statement with the SEC if any selling shareholder enters into an agreement to sell shares through broker-dealers acting as principals after the date of this prospectus.

The Selling Shareholders, during the time each is engaged in distributing shares covered by this prospectus, must comply with the requirements of Regulation M under the Exchange Act. Generally, under those rules and regulations they may not: (i) engage in any stabilization activity in connection with our securities, and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The Selling Shareholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "a penny stock". A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Our shares may be quoted on the OTC Bulletin Board, and the price of our shares may fall within a range which would cause our shares to be considered a “penny stock”. The additional sales practice and disclosure requirements imposed upon broker-dealers handling “penny stocks” may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the market.

Under the “penny stock” regulations, a broker-dealer selling “penny stocks” to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to purchase, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the “penny stock” regulations require the broker-dealer to deliver, prior to any transaction involving a “penny stock,” a disclosure schedule prepared by the Commission relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the “penny stock” held in a customer's account and information with respect to the limited market in “penny stocks.” All of the foregoing may affect the marketability of the securities.

Sales of any shares of common stock by the Selling Shareholders may depress the price of the common stock in any market that may develop for the common stock.

At the time a particular offer of the shares is made by or on behalf of a selling stockholder, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholder and any discounts commissions, or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

Under the Securities Exchange Act of 1934, as amended, and its regulations, any person engaged in the distribution of shares of common stock offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock during the applicable "cooling off" period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation Regulation M promulgated under the Exchange Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of common stock by the Selling Shareholders.

The following table sets forth information known to us regarding ownership of our common stock by each of the selling shareholders as of the date hereof and as adjusted to reflect the sale of shares offered by this prospectus. None of the Selling Shareholders has had any position with, held any office of, or had any other material relationship with us during the past three years.

We believe, based on information supplied by the following persons that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last two columns in this table assumes the sale of all of our shares offered in this prospectus. However, we do not know whether the Selling Shareholders will sell all or less than all of their Shares.

SELLING SHAREHOLDERS

Shareholder	No. of Shares Owned (1)	Relationship with Issuer	Shares Owned After Offering
J. L. Guerra Jr. (2)	500,000	None	None
Melanie A. Pierce (3)	845,162	None	None
Janet Shuttleworth (7)	810,000	None	None
Joanne Hughes (3)	550,000	None	None
Agosto Corporation Limited (5)	3,145,163	None	None
James Christiansen (3)	850,000	None	None
Woodburn Holdings Ltd.(6)(3)	800,000	None	None
Michele Marrandino (3)	800,000	None	None
Scott Evans (3)	695,162	None	None
Andrew Sostad (4)	100,000	None	None
NBCN Clearing Inc. ITF Sheldon Inwentash (4)	400,000	None	None
Terence Schorn (4)	100,000	None	None
James Baglot (4)	200,000	None	None
Monita Faris (4)	50,000	None	None
Michael Parker (4)	100,000	None	None
Randall Pow (4)	100,000	None	None
Steve McGuire (4)	300,000	None	None
MB Pics Capital Corp (8) (4)	300,000	None	None
Mark Spencer (4)	300,000	None	None
Topel Capital Ltd. (9) (4)	300,000	None	None
Rakesh Malhotra (4)	60,000	None	None
Total:	11,305,487

(1)
All shares held by the Selling Shareholders are subject to a Lock-Up Agreements that limit the number of shares that me by re-sold within specified time frames. The Lock Up Agreements provide that up to 25% of the shares may be re-sold when the registration statement containing this prospectus becomes effective, 25% may be re-sold six months from the date of effectiveness, 25% may be re-sold twelve months from the date of effectiveness and 25% may be re-sold eighteen months from the date of effectiveness.

(2)
J.L. Guerra’s acquired his shares through a private placement by the Company in October of 2006 at a price of US$0.10 per share. Mr. Guerra is an accredited investor and the private placement was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D promulgated under the Securities Act (“Regulation D”).

(3)	The corporate records indicate these shares were transferred from other shareholders.

(4)
These shares were acquired in a private placement undertaken pursuant to an exemption from registration under the Securities Act afforded by Regulation S promulgated under the Securities Act (“Regulation S”) at US$0.10 per share.

(5)
Agosto Corporation Limited is controlled by Gordon Murphy of Barbados, in the British Virgin Islands. 2,500,000 of the shares were acquired pursuant to a private placement by the Company in September of 2006 at a price of US$0.10 per share. Agosto Corporation Limited is not a “U.S. Person” as that term is defined in Rule 902 of Regulation S. The private placement by the Company was undertaken pursuant to an exemption from registration under the Securities Act afforded by Regulation S. The corporate records indicate that Agosto also acquired 645,163 shares from another shareholder.

(6)	Woodburn Holdings is controlled by R.M. Baker of Vancouver, British Columbia.

(7)
Janet Shuttleworth acquired 60,000 shares by private placement at US$0.10 per share pursuant to an exemption from registration under the Securities Act afforded by Regulation S. The corporate records indicate that 750,000 shares were acquired from another shareholder.

(8)	MB Pics Capital Corp. is controlled by Michael Marandino and Brad Scarfe of Vancouver, British Columbia.

(9)	Topel Capital Ltd. is controlled by Patrick Lawless of Vancouver, British Columbia.

None of the selling shareholders are broker-dealers.

We intend to keep this prospectus effective for one year from the date of this prospectus, although we reserve the right to terminate the distribution under this prospectus prior to that time.

State Blue Sky Information Relating to the Shares

The Selling Shareholders may offer and sell their Shares only in States in the United States where exemptions from registration under State securities laws are available. The Company intends to obtain an exemption, known as the “manual exemption,” in approximately 38 States where such exemption is available. Generally, the manual exemption is available to issuers that maintain an up-to-date listing that includes certain information about the issuer in a recognized securities manual. The Company intends to obtain a listing in “Standard & Poor’s Corporation Records,” or Mergent’s (formerly Moody’s) Manuals and News Reports, both recognized securities manuals The States that provide the manual exemption include: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Guam, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Puerto Rico, Rhode Island, South Carolina, South Dakota, Texas, U.S. Virgin Islands, Utah, Washington, West Virginia, and Wyoming. Each State’s law is different. Some of the States provide a general exemption for issuers’ securities that are listed in a “recognized securities manual” (or similar language) while other States have provisions that name the recognized securities manuals that qualify an issuer for the exemption in that State. Investors, Selling Shareholders and securities professionals are advised to check each State’s securities laws and regulations (known as “Blue Sky” laws) to ascertain whether an exemption exists for the Company’s shares in a particular state. When our registration statement (of which this prospectus forms a part) becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, the Company will be able to identify whether it will need to register or will rely on an exemption there from.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding.

LEGAL MATTERS

The validity of the issuance of the common stock offered in this prospectus has been passed upon by Kavinoky Cook LLP, Buffalo, New York.

EXPERTS

The financial statements for the period from the date of inception (May 18, 1999) through October 31, 2006 were audited by Schwartz Levitsky Feldman LLP based in Toronto, Ontario, independent auditors, as set forth in their report thereon appearing in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Information regarding the mineral properties was prepared by the Company from information in the public domain.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware Business Corporation Act and our by-laws, provide that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding. However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. The material terms of all exhibits have been expressed in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and you can reach us at 905-845-1839. Stafford Kelley acts as the Information Officer for the Company and can be reached at the above number.

Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

GLOSSARY OF TERMS

Adits: a tunnel entrance.

Copper: a metallic chemical element, an isometric mineral

Diamond Drilling: diamond drilling differs from other geological drilling in that a solid core is extracted from depth, for examination on the surface.

Germanium Mine: rich ore mineral deposit

Mineral Deposit: a mass of naturally occurring mineral material

Mineral Claims: land title encompassing minerals

Mineralization: deposition of minerals in rocks

Molybdenum: a hard, silvery-white metallic element

Pyrite: a mineral composed of iron and sulphide

Staked: acquisition of mineral title is accomplished by placing posts in the ground to delineate the parameters of the claim and filing the location at the mining recorders office.

Zinc: a metallic element

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)

FINANCIAL STATEMENTS

YEARS ENDED OCTOBER 31, 2006 AND 2005

(Amounts expressed in US Dollars)

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Pacific Copper Corp.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Pacific Copper Corp. as at October 31, 2006 and 2005 and the related statements of operations, cash flows and stockholders’ equity for the years ended October 31, 2006 and 2005 and for the period from incorporation (May 18, 1999) to October 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Copper Corp. as at October 31, 2006 and 2005 and the results of its operations and its cash flows for the years ended October 31, 2006 and 2005 and for the period from incorporation (May 18, 1999) to October 31, 2006 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is exploration stage mining company and has no established source of revenues. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plan regarding these matters are also described in the notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada	Licensed Public Accountants
January 16, 2007	Chartered Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Balance Sheets as at
October 31, 2006 and 2005
(Amounts expressed in US Dollars)

	2006	2005
ASSETS
Current
Cash and cash equivalents	378,979	-
Prepaid expenses and other	11,819	-

Total Current Assets	390,798	-
Plant and Equipment, net (note 4)	1,132	-

Total Assets	391,930	-

LIABILITIES
Current Liabilities
Accounts payable	58,370	-
Accrued liabilities	10,013	-

Total Current Liabilities	68,383	-
Commitments and Contingencies (note 6)

STOCKHOLDERS' EQUITY
Capital Stock (note 5)
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, Nil issued and outstanding (2005 - nil)	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized, 17,315,932 issued and outstanding (2005 -7,605,932)	1,732	761
Additional Paid-in Capital	979,189	9,160
Deficit Accumulated During the Exploration Stage	(657,374)	(9,921)

Total Stockholders' Equity	323,547	-

Total Liabilities and Stockholders' Equity	391,930	-

(The accompanying notes are an integral part of these financial statements.)

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Statements of Operations
Years Ended October 31, 2006 and 2005 and the Period from Inception (May 18, 1999) to October 31, 2006
(Amounts expressed in US Dollars)

	Cumulative Since Inception	2006	Through 2005
Revenues	-	-	-

Expenses
Project Expenses	592,712	592,712	-
General and administrative	64,662	54,741	1,178

Total Expenses	657,374	647,453	1,178

Loss Before Income Taxes	(657,374)	(647,453)	(1,178)
Income taxes	-	-	-

Net Loss	(657,374)	(647,453)	(1,178)

Loss per Share- Basic and Diluted		(0.08)	(0.00)

Weighted Average Common Shares Outstanding		8,155,329	7,605,932

(The accompanying notes are an integral part of these financial statements.)

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Statements of Stockholders' Equity
Years Ended October 31, 2006 and 2005 and the Period from Inception (May 18, 1999) Through October 31, 2006

	Common Stock Number of Shares	Amount $	Additional Paid-in Capital $	Deficit Accumulated during the Exploration Stage	Total Stockholders' Equity $

Common stock issued on inception	1		1		1
Common shares issued for nil consideration (note 5)	7,605,932	761	(761)	-	-
Cancelled shares	(1)	-	(1)		(1)
Contributed Services	8,743		8,743
Net Loss for the period from inception (May 18, 1999) through October 31, 2004	-			(8,743)	(8,743)

Balance, October 31, 2004	7,605,932	761	7,982	(8,743)	-
Contributed Services			1,178		1,178
Net Loss	-	(1,178)	(1,178)

Balance October 31, 2005	7,605,932	761	9,160	(9,921)	-
Common shares issued for cash	4,710,000	471	470,529	-	471,000
Common shares issued for acquisition of interests in mineral claims	5,000,000	500	499,500		500,000
Net Loss	-	-	-	(647,453)	(647,453)

Balance, October 31, 2006	17,315,932	1,732	979,189	(657,374)	$323,547

(The accompanying notes are an integral part of these financial statements.)

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Statements of Cash Flows
Years Ended October 31, 2006 and 2005 and the Period from Inception (May 18, 1999) to October 31, 2006
(Amounts expressed in US Dollars)

	Cumulative Since Inception	2006	2005
Cash Flows from Operating Activities
Net Loss	(657,374)	(647,453)	(1,178)
Adjustment for:

Expenses credited to Additional Paid-in Capital	9,921	-	1,178
Shares issued for mineral claims, as part of project expenses	500,000	500,000	-
Changes in non-cash working capital
Prepaid expenses	(11,819)	(11,819)	-
Accounts payable	58,370	58,370	-
Accrued liabilities	10,013	10,013	-

Net cash used in operating activities	(90,889)	(90,889)	-

Cash Flows from Investing Activities
Acquisition of plant and equipment	(1,132)	(1,132)	-

Net cash used in investing activities	(1,132)	(1,132)	-

Cash Flows from Financing Activities
Issuance of common shares for cash	471,000	471,000	-

Net cash provided by financing activities	471,000	471,000	-

Net increase in Cash and Cash equivalents	378,979	378,979	-
Cash- beginning of year	-	-	-

Cash - end of year	378,979	378,979	-

Supplemental Cash Flow Information
Interest paid	-	-	-

Income taxes paid	-	-	-

(The accompanying notes are an integral part of these financial statements.)

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

1.	Nature of Business and Operations

Pacific Copper Corp. (the "Company"), was incorporated on May 18, 1999 as Gate-1 Financial, Inc. under the laws of the State of Delaware. On August 17, 2006, Gate-1 Financial, Inc. changed its name to Pacific Copper Corp. The Company operates with the intent of exploration and extraction of minerals.

2.	Going Concern

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As at year end there are certain conditions prevailing which cast substantial doubt as to the validity of using the going concern assumption. These conditions along with management’s plan to mitigate them are described below.

The Company is in the exploration stage and has not yet realized revenues from its planned operations. The Company has incurred a loss of $647,453 for the year ended October 31, 2006. At October 31, 2006, the Company had an accumulated deficit during the exploration stage of $657,374. The Company has funded operations through the issuance of capital stock. In September and October 2006, the Company issued its common stock for gross proceeds of $471,000 (see note 7). Subsequent to the year end the Company raised an additional $66,000. Management's plan is to continue raising additional funds through future equity or debt financing until it achieves profitable operations from its mineral extraction activities.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and their basis of application is consistent with that of the previous year. Outlined below are the significant accounting policies:

Basis of Presentation

a)	Cash and Cash Equivalents

Cash consists of cash and cash equivalents, which are short-term, highly liquid investments with original terms to maturity of 90 days or less.

b)	Short-Term Investments

Short-term investments include money market instruments and commercial paper carried at the lower of cost or market value.

c)	Mineral Rights

The Company is an exploration stage mining company and has not realized any revenues from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. For the purpose of preparing financial information, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserve is completed. No costs have been capitalized in the periods covered by these financial statements. Once capitalized, such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

d)	Plant and Equipment

Plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided commencing in the month following acquisition using the following annual rate and method:

Computer equipment          30% declining balance method

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

e)	Impairment of Long-lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less cost to sell.

f)	Asset Retirement Obligation

The Company accounts for asset retirement obligations in accordance with Financial Accounting Standards Board ("FASB") Statement No. 143, "Accounting for Asset Retirement Obligations" (“Statement 143”), which requires that the fair value of an asset retirement obligation be recorded as a liability in the period in which a company incurs the obligation.

g)	Revenue Recognition

Revenue is recognized when the metals are extracted, processed, and sold. The Company will record revenues from the sale of metals when delivery to the customer has occurred, collectability is reasonably assured and title has transferred.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

h)	Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

i)	Earnings (Loss) Per Share

The Company adopted Statement of Financial Accounting Standards ("FAS") No. 128, "Earnings per Share" which requires disclosure in the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

j)	Fair Value of Financial Instruments

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required in estimating fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. As of October 31, 2006 and 2005 the carrying value of financial instruments approximates their fair value due to the short-term maturity of these instruments.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

k)	Concentration of Credit Risk

SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration.

l)	Use of Estimates

Preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to financial statements. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results may ultimately differ from such estimates.

m)	Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", which replaces APB Opinion No. 20, "Accounting Changes", and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28". SFAS No. 154 provides guidance on the accounting for and reporting of changes in accounting principles and error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of voluntary changes in accounting principles and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS No. 154 also requires certain disclosures for restatements due to correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and are required to be adopted by the Company as of January 1, 2006. The impact that the adoption of SFAS No. 154 will have on the Company's results of operations and financial condition will depend on the nature of future accounting changes adopted by the Company and the nature of transitional guidance provided in future accounting pronouncements.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140". This Statement permits fair value of re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities"; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amended SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the proposed guidance will have on its financial position and operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets", which amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". In a significant change to current guidance, SFAS No. 156 permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities: (1) Amortization Method or (2) Fair Value Measurement Method. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the proposed guidance will have on its financial position and operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises’ financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing the effect, if any, FIN 48 will have on its financial position and operations.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements, however the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be its fiscal year beginning November 1, 2008. The implementation of SFAS No. 157 is not expected to have a material impact on the Company’s results of operations and financial condition.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of SFAS No. 158 are effective for employers with publicly traded equity securities as of the end of the fiscal year ending after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

3.	Summary of Significant Accounting Policies (cont'd)

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (Topic 1N), “Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 addresses how the effect of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach which considers both the balance sheet and income statement approaches; (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors; and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material. SAB No. 108 addresses the mechanics of correcting misstatements that include effects from prior years. It indicates that the current year correction of a material error that includes prior year effects may result in the need to correct prior year financial statements even if the misstatement in the prior year or years is considered immaterial. Any prior year financial statements found to be materially misstated in years subsequent to the issuance of SAB No. 108 would be restated in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Because the combined approach represents a change in practice, the SEC staff will not require registrants that followed an acceptable approach in the past to restate prior years’ historical financial statements. Rather, these registrants can report the cumulative effect of adopting the new approach as an adjustment to the current year’s beginning balance of retained earnings. If the new approach is adopted in a quarter other than the first quarter, financial statements for prior interim periods within the year of adoption may need to be restated. SAB No. 108 is effective for fiscal years ending after November 15, 2006, which for the Company would be its fiscal year beginning November 1, 2007. The implementation of SAB No. 108 is not expected to have a material impact on the Company’s results of operations and financial condition.

4.	Plant and Equipment, Net

	2006 Accumulated Cost Depreciation	2005 Accumulated Cost Depreciation

Computer equipment	1,132	$-

	$1,132	$-

Net carrying amount	$1,132	$-

5.	Capital Stock

Authorized Capital

The Company was incorporated on May 18, 1999 with authorized capital of 100 shares of common stock, par value $0.01 per share.

On May 2, 2002 the Directors passed a resolution amending the Incorporation to increase the authorized capital to 50,000,000 shares of common stock, par value $0.0001 per share. In addition, the Corporation was authorized to issue 50,000,000 shares of preferred stock, par value $0.0001 per share, which may be divided into series and with preferences, limitations and relative rights as determined by the Board of Directors.

On August 17, 2006 the Directors passed a resolution amending the Incorporation to increase the authorized capital to 200,000,000 shares of common sock, par value $0.0001 per share.

Issued and Outstanding

On May 9, 2002, the Company authorized the increase in the number of shares of common stock issued to its sole shareholder ("Parent Company") to 7,605,932 shares of common stock. The Parent Company notified the Company that it had issued dividends of the common stock of the Company to the Parent Company shareholders and directed the Company to reissue the shares directly to the Parent Company's shareholders.

In September and October of 2006, the Company issued 4,710,000 common shares through private placements for gross proceeds of $471,000.

On October 20, 2006 the Company issued 5,000,000 common shares to purchase 100% rights, title and interest in certain mineral claims located in the county of Okanogan, State of Washington, to the Vendors who had these claims registered in trust with Multi Metals Mining Inc., a Nevada Corporation. The total consideration of $500,000 calculated at $0.10 per common share has been expensed to the income statement as Project expenses.

PACIFIC COPPER CORP.
(FORMERLY GATE-1 FINANCIAL, INC.)
(AN EXPLORATION STAGE COMPANY)
Notes to Financial Statements
October 31, 2006 and 2005

On August 8, 2006, the Board of Directors approved stock option plan ("2006 Stock Option Plan"), the purpose of which is to enhance the Company's stockholder value and financial performance by attracting, retaining and motivating the Company's officers, directors, key employees, consultants and its affiliates and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company's success through stock ownership. Under the 2006 Stock Option Plan, officers, directors, employees and consultants who provide services to the Company may be granted options to acquire common shares of the Company. Options may have a term of up to10 years. The total number of shares reserved for issuance under the 2006 Stock Option Plan is 5,000,000. As of October 31, 2006, no options had been granted under the 2006 Stock Option Plan.

6.	Commitments and Contingencies

The Company has entered into a one year contract with Medallion Capital Corp. for consulting services commencing September 1, 2006, at a rate of $7,500 per month plus reimbursement of expenses incurred with respect to the operation of the administration of the Corporation.

7.	Income Taxes

The Company's current and deferred income taxes are as follows:

	2006	2005
Loss before income taxes	$(647,453)	$(1,178)

Expected income tax recovery at the statutory rates of 35% (2005 - 35%)	$(226,609)	$(412)
Valuation allowance	226,609	412

Provision for income taxes	$-	$-

The Company has deferred income tax assets as follows:
	2006	2005
Net operating loss carry forward	$657,374	$9,921
Valuation allowance for deferred income tax assets	(657,374)	(9,921)

Deferred income taxes	$-	$-

As of October 31, 2006, the Company had approximately $657,374 of net operating loss carry forwards available to offset future taxable incomes which begin to expire between 2019 and 2026. These losses have not been reviewed and assessed by the taxation authorities.

8. Changes in Directors and Management

a) Mr. J. Paul Hines was appointed the sole director of the Company on its incorporation and resigned on August 28, 2006.

b) On August 28, 2006, the following persons were appointed as members of the Board:

William (Bill) G. Timmins; M. Elden Schorn; Gail Bloomer (subsequently resigned on September 11, 2006); Don Padgett; Todd Montgomery; Brent Walter

9. Subsequent Events

On November 1 and 2, 2006, the Company issued 600,000 common shares for total receipts of $60,000.

On January 10, 2007, the Company issued 60,000 common shares for total receipts of $6,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS

Our by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of Pacific Copper to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney’s fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. Pacific Copper may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not Pacific Copper would have the legal power to indemnify them directly against such liability.

Costs, charges, and expenses (including attorney’s fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by Pacific Copper in advance of the final disposition thereof upon receipt of any undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by Pacific Copper and upon satisfaction of other conditions required by current or future legislation.

If this indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, Pacific Copper nevertheless indemnifies each person described above to the fullest extent permitted by all portions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pacific Copper pursuant to the foregoing provisions, or otherwise, be advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS INDEX

The following exhibits are filed as part of this registration statement.

Exhibit No.	Description

3.1	Certificate of Incorporation filed on May 18, 1999 with the Delaware Secretary of State
3.2	By Laws
3.3	Certificate for Renewal and Revival of Charter of the Company dated May 2, 2002, filed with the Delaware Secretary of State on May 3, 2002
3.4	Certificate of Amendment of the Certificate of Incorporation of the Company dated May 2, 2002 and filed with the Delaware Secretary of State on May 3, 2002
3.5	Certificate for Renewal and Revival of Charter of the Company filed with the Delaware Secretary of State on July 17, 2006
3.6	Certificate of Amendment of Certificate of Incorporation of the Company dated August 17, 2006 and filed with the Delaware Secretary of State on August 23, 2006
5.1	Legal Opinion dated January 30, 2007 of Kavinoky Cook LLP
10.1	Consulting Services Agreement dated September 1, 2006 with Medallion Capital Corp.
10.2	2006 Stock Option Plan
10.3	Asset Purchase Agreement dated September 15, 2006 with Multi Metals Mining Corp.
10.4	Drilling Agreement dated October 5, 2006 with Kendrick Drilling Services
10.5	Form of Lock-Up Agreement
10.6	Exploration Management Agreement with Larry Sostad
23.1	Consent of Schwartz Levitsky Feldman, LLP, dated January 30, 2007

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OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by Pacific Copper in connect with the registration of the securities being offered by the selling shareholders. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this registration. Selling security holders will not pay any part of these expenses.

SEC Registration Fee	$605
Legal Fees and Expenses*	$25,000
Accounting Fees and Expenses*	$30,000
Printing *	$10,000
Miscellaneous*	$6,000
TOTAL*	$71,605

RECENT SALE OF UNREGISTERED SECURITIES

The Company completed private placements of common stock at $0.10 per share in September, October and November of 2006 and January of 2007 with the following investors as shown below:

Name	Shares	Date Issued
Agosto Corporation Limited	2,500,000	September 2006
Andrew Sostad	100,000	October 2006
J.L. Guerra, Jr.	500,000	October 2006
Janet Shuttleworth	60,000	October 2006
Randall Pow	100,000	October 2006
James Baglot	200,000	October 2006
Terence Shorn	100,000	October 2006
Michael Parker	100,000	October 2006
Monita Faris	50,000	October 2006
Steve McGuire	300,000	October 2006
NBCN Clearing Inc. ITF Sheldon Inwentash	400,000	October, 2006
MB Pics Capital Corporation	300,000	October 2006
Mark Spencer	300,000	November 2006
Topel Capital Ltd.	300,000	November 2006
Rakesh Malhotra	60,000	January, 2007

All of these shares are subject to a Lock Up Agreement which provides that: (i) up to 25% of each such shareholder’s shares may be re-sold when the registration statement of which this prospectus is a part becomes effective, (ii) an additional 25% of each such shareholder’s shares may be sold following the date that is six months from the date of effectiveness of the registration statement of which this prospectus forms a part, (iii) an additional 25% may be sold following the date that is twelve months from the date of effectiveness of the registration statement of which this prospectus forms a part and (iv) up to 25% of each such shareholder’s shares may be sold following the date that is eighteen months from the date of effectiveness of the registration statement of which this prospectus forms a part.

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J.L. Guerra is a United States citizens. The private placement of shares with Mr. Guerra was undertaken pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation D promulgated under the Securities Act (Regulation D”). The private placement of shares with all of the other shareholders listed above was undertaken pursuant to an exemption from registration under the Securities Act afforded by Regulation S promulgated under the Securities Act (“regulation S”). Such shareholders are not “U.S. Persons” as that term is defined in Rule 902 of Regulation S. They gave undertakings to the Company in subscription agreements with respect to the prohibition on re-sale into the United States required for the exemption under Regulation S to be available.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution; and

(iv) Remove from registration any of the securities that remain unsold at the end of the offering.

That, for determining liability under the Securities Act, the Registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, Nevada on January 30, 2007.

PACIFIC COPPER CORP.

By:	/s/ Todd D. Montgomery
Name Todd D. Montgomery
Title: Director, President and CEO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
/s/ Todd D. Montgomery	Director, President and CEO	January 30, 2007
Todd D. Montgomery /s/ William Timmins	Director	January 30, 2007
William Timmins

/s/ Brent Walter	Director	January 30, 2007
Brent Walter /s/ Donald G. Padgett	Director	January 30, 2007
Donald G. Padgett

/s/ M. Elden Schorn	Director	January 30, 2007
M. Elden Schorn /s/ George Orr	Chief Financial Officer	January 30, 2007
George Orr

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